Exhibit 99.1

Investor Contact: Logan L. Bonacorsi
(314) 719-1755
llbonacorsi@olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES $100 MILLION ACCELERATED SHARE REPURCHASE

Clayton, MO, August 5, 2019 – Olin Corporation (NYSE: OLN) announced today that it has entered into an accelerated share repurchase (“ASR”) agreement with Goldman Sachs & Co. LLC to repurchase an aggregate of $100 million of Olin’s common stock. The ASR will be executed under its share repurchase authorization announced on May 1, 2018. Since May 2018, approximately 3.8 million shares of common stock were repurchased at a cost of $85.6 million. Upon completion of the ASR program, Olin will have approximately $314.4 million available under its share repurchase authorization.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Today’s announcement reaffirms our confidence in Olin’s long-term business prospects and the Company’s ability to generate strong and expanding levels of cash flow. The opportunistic accelerated share buyback combined with the recently completed re-financing, which will lower the cost and extend the maturity of our debt structure, enables us to enhance our capital structure. We believe that an accelerated share buyback program, given Olin’s current stock valuation and our long-term view of market fundamentals, creates an opportunity to drive value for our shareholders. Olin remains committed to a balanced and disciplined approach to capital allocation by investing in our businesses, deleveraging the balance sheet and returning cash to our shareholders through dividends and share repurchases.”

Under the terms of the ASR agreement, Olin has agreed to repurchase an aggregate of $100 million of its common stock from Goldman Sachs & Co. LLC, with an initial delivery of approximately 4.3 million shares. The ASR agreement is scheduled to terminate within two months but may be terminated early in certain circumstances, in whole or in part. The total number of shares ultimately repurchased under the program will be determined upon final settlement and will be based on the volume-weighted average price of Olin’s common stock during the applicable valuation period, less a discount.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, include, but are not limited to, the following:

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sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to foreign locations;

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the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;

•	failure to attract, retain and motivate key employees;

•	our substantial amount of indebtedness and significant debt service obligations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2019-18